Exhibit 99.1

 News from Aon
Aon Reports Second-Quarter 2026 Results

DUBLIN - July 29, 2026 - Aon plc (NYSE: AON) today reported results for the three months ended June 30, 2026.
•Aon delivered another quarter of strong performance, including 2% total revenue growth, 5% organic revenue growth and operating margin expansion. We continue to execute our Aon United strategy, accelerated by the 3x3 Plan, to meet rising client demand
•Our free cash flow generation and robust balance sheet position support substantial financial flexibility. We returned $775 million to shareholders during the quarter through $600 million of share repurchases — exceeding our full-year objective of at least $1 billion — and $175 million of dividends
•We are reaffirming 2026 guidance of mid-single-digit or greater organic revenue growth, 70-80 basis points of adjusted operating margin expansion, strong adjusted EPS growth and double-digit free cash flow growth

	Second Quarter 2026			First Half 2026
(millions, except percentages and per share data)	2026	2025	Change	2026	2025	Change
Total revenue	$4,246	$4,155	2%	$9,280	$8,884	4%
Organic revenue growth (Non-GAAP)			5%			5%

Operating income	$915	$859	7%	$2,630	$2,320	13%
Adjusted operating income (Non-GAAP)	$1,227	$1,171	5%	$3,193	$2,987	7%
Operating margin	21.5%	20.7%	80bps	28.3%	26.1%	220bps
Adjusted operating margin (Non-GAAP)	28.9%	28.2%	70bps	34.4%	33.6%	80bps

Diluted EPS	$2.58	$2.66	(3)%	$8.22	$7.10	16%
Adjusted EPS (Non-GAAP)	$3.81	$3.49	9%	$10.29	$9.17	12%

Cash provided by operations	$556	$796	(30)%	$986	$936	5%
Free cash flow (Non-GAAP)	$483	$732	(34)%	$846	$816	4%

“Our second-quarter results demonstrate the consistency of our execution and the strength of our business model,” said Greg Case, president and CEO. “We delivered 5% organic revenue growth, operating margin expansion, and 9% adjusted EPS growth, reflecting robust client demand, disciplined execution, and durable through-the-cycle performance.”

“The structural advantage created by our Aon United strategy, coupled with AI-enabled analytical insights and innovative capital solutions, continues to differentiate Aon in the marketplace,” Case added. “As clients navigate increasing complexity, we are expanding our addressable market, creating new opportunities with both traditional and non-traditional sources of capital, and generating the financial flexibility to invest for growth while returning significant capital to shareholders. We remain confident in our strategy, our outlook, and our ability to deliver sustainable long-term value.”

Net income attributable to Aon shareholders in the second quarter decreased 3%, to $2.58 per share on a diluted basis, compared to $2.66 per share on a diluted basis, in the prior-year period. Adjusted net income per share attributable to Aon shareholders increased 9% to $3.81 on a diluted basis, including a de minimis impact if prior-year period results were translated at current period foreign exchange rates ("foreign currency translation”), compared to $3.49 in the prior-year period. Certain items that impacted second-quarter results and comparisons with the prior-year period are detailed in “Reconciliation of Non-GAAP Measures - Operating Income, Operating Margin and Diluted Earnings Per Share” on page 11 of this press release.

SECOND-QUARTER 2026 FINANCIAL SUMMARY

Total revenue in the second quarter increased 2% to $4.2 billion compared to the prior-year period, reflecting 5% organic revenue growth and a 1% favorable impact from foreign currency translation, partially offset by a 4% unfavorable impact primarily from divestitures. Risk Capital revenue increased $140 million, or 5%, to $3.0 billion and Human Capital revenue decreased $47 million, or 4%, to $1.2 billion.

Total operating expenses in the second quarter increased 1% to $3.3 billion compared to the prior-year period due primarily to an increase in expense associated with 5% organic revenue growth and investments in long-term growth, as well as an unfavorable impact from foreign currency translation, partially offset by lower expenses associated with the sale of the NFP Wealth business, $25 million of net restructuring savings, and lower compensation expense. Risk Capital operating expenses increased $88 million, or 4%, and Human Capital operating expenses decreased $97 million, or 8%.

Foreign currency translation had a de minimis impact on both diluted EPS and adjusted EPS in the second quarter. If currency were to remain stable at today’s rates, the Company would expect a de minimis impact on adjusted EPS in the third quarter of 2026 and a favorable impact on adjusted EPS of approximately $0.42 per share for the full year 2026.

Effective tax rate was 22.0% in the second quarter compared to 15.5% in the prior-year period. After adjusting to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate for the second quarter of 2026 was 20.1% compared to 16.5% in the prior-year period. The primary drivers of the change in the effective tax rate were changes to the geographical distribution of income and an unfavorable impact from discrete items compared to a favorable impact in the prior-year period. The primary drivers of the change in the adjusted effective tax rate were changes to the geographical distribution of income and a lower favorable impact from discrete items.

Weighted average diluted shares outstanding decreased to 213.9 million in the second quarter compared to 217.3 million in the prior-year period. The Company repurchased 1.9 million class A ordinary shares for approximately $600 million in the second quarter. As of June 30, 2026, the Company had approximately $7.7 billion of remaining authorization under its share repurchase program.

YEAR-TO-DATE 2026 CASH FLOW SUMMARY

Cash flows provided by operations for the first six months of 2026 increased $50 million, or 5%, to $986 million compared to the prior-year period, as strong adjusted operating income growth offset the cash tax payment related to NFP Wealth and impact of working capital.

Free cash flow, defined as cash flow from operations less capital expenditures, increased 4%, to $846 million for the first six months of 2026 compared to the prior-year period, reflecting an increase in cash flows provided by operations, partially offset by a $20 million increase in capital expenditures.

SECOND-QUARTER 2026 REVENUE REVIEW

The second-quarter revenue reviews provided below include supplemental information related to organic revenue growth, which is a non-GAAP measure that is described in detail in “Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow” on page 10 of this press release.

	Three Months Ended June 30,
(millions)	2026	2025	% Change	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth
Risk Capital Revenue:
Commercial Risk Solutions	$2,295	$2,178	5%	1%	—%	(1)%	5%
Reinsurance Solutions	711	688	3	—	—	(2)	5
Human Capital Revenue:
Health Solutions	818	772	6	1	—	—	5
Wealth Solutions	426	519	(18)	1	—	(24)	5
Eliminations	(4)	(2)	N/A	N/A	N/A	N/A	N/A
Total revenue	$4,246	$4,155	2%	1%	—%	(4)%	5%

Total revenue increased $91 million, or 2%, compared to the prior-year period, reflecting 5% organic revenue growth, driven by net new business and ongoing strong retention, and a 1% favorable impact from foreign currency translation, partially offset by a 4% unfavorable impact primarily from divestitures largely due to the sales of the NFP Wealth business and Stroz Friedberg. Risk Capital revenue increased $140 million, or 5%, and Human Capital revenue decreased $47 million, or 4%.

Risk Capital

Commercial Risk Solutions Organic revenue growth of 5% reflects growth in EMEA and North America, driven by net new business and ongoing strong retention. Net market impact was modestly positive. Within North America, performance was highlighted by strong growth in U.S. core P&C and double-digit growth in construction.

Reinsurance Solutions Organic revenue growth of 5% reflects growth in treaty placements, driven by net new business and strong retention, and double-digit increases in facultative placements and our Strategy and Technology Group. Net market impact was unfavorable in the quarter.

Human Capital

Health Solutions Organic revenue growth of 5% reflects strong growth in core health and benefits, including particular strength internationally, driven by net new business and ongoing strong retention, as well as growth in Talent Solutions driven by strong growth in talent analytics. Net market impact was slightly negative.

Wealth Solutions Organic revenue growth of 5% reflects strong growth in Retirement, driven by continued demand for advisory work in the UK and EMEA related to the ongoing impact of regulatory change.

SECOND-QUARTER 2026 EXPENSE REVIEW

	Three Months Ended June 30,
(millions)	2026	2025	$ Change	% Change
Expenses
Compensation and benefits	$2,271	$2,360	$(89)	(4)%
Information technology	162	136	26	19
Premises	85	85	—	—
Depreciation of fixed assets	49	47	2	4
Amortization and impairment of intangible assets	174	201	(27)	(13)
Other general expense	494	373	121	32
Accelerating Aon United Program expenses	96	94	2	2
Total operating expenses	$3,331	$3,296	$35	1%

Compensation and benefits expense decreased $89 million, or 4%, compared to the prior-year period, due primarily to lower expenses from the sale of the NFP Wealth business and savings from Accelerating Aon United restructuring actions, partially offset by the unfavorable impact of foreign currency translation and expenses associated with 5% organic revenue growth and investments in long-term growth.

Information technology expense increased $26 million, or 19%, compared to the prior-year period, due primarily to Aon Business Services investments in ongoing technology initiatives.

Premises expense was flat compared to the prior-year period, as we continued to optimize our real estate footprint and recognize savings from Accelerating Aon United restructuring actions.

Depreciation of fixed assets increased $2 million, or 4%, compared to the prior-year period.

Amortization and impairment of intangible assets decreased $27 million, or 13%, compared to the prior-year period, due primarily to the decrease in intangible assets associated with the sale of the NFP Wealth business.

Other general expense increased $121 million, or 32%, compared to the prior-year period, due primarily to non-recurring gains including sales of portfolios in the prior-year period, partially offset by lower expenses associated with the sale of the NFP Wealth business.

Accelerating Aon United Restructuring Program expense increased $2 million, or 2%, compared to the prior-year period, due primarily to costs related to workforce optimization.

SECOND-QUARTER 2026 INCOME SUMMARY

Certain noteworthy items impacted adjusted operating income and adjusted operating margin in the second quarters of 2026 and 2025, which are also described in detail in “Reconciliation of Non-GAAP Measures - Operating Income, Operating Margin and Diluted Earnings Per Share” on page 11 of this press release.

	Three Months Ended June 30,
(millions)	2026	2025	% Change
Revenue	$4,246	$4,155	2%
Expenses	3,331	3,296	1%
Operating income	$915	$859	7%
Operating margin	21.5%	20.7%
Adjusted operating income	$1,227	$1,171	5%
Adjusted operating margin	28.9%	28.2%
Operating income increased $56 million and operating margin increased 80 basis points to 21.5%, each compared to the prior-year period. Adjusted operating income increased $56 million, or 5%, and adjusted operating margin increased 70 basis points to 28.9%, each compared to the prior-year period. The increase in adjusted operating income reflects organic revenue growth, scale improvements in ABS and net restructuring savings, partially offset by investments for growth.
Interest income increased $5 million compared to the prior-year period, primarily reflecting higher cash balances due to the sale of the NFP Wealth business. Interest expense decreased $33 million compared to the prior-year period, reflecting lower total debt.
Other expense was $17 million compared to other income of $56 million in the prior-year period, primarily due to the absence of deferred consideration recognized in the prior-year period related to the 2017 sale of our outsourcing business. Adjusted other expense was $17 million compared to $32 million in the prior-year period, primarily reflecting a favorable impact of foreign currency remeasurement of assets and liabilities in non-functional currencies and a decrease in non-cash pension expense.
Net income attributable to Aon shareholders decreased 5% to $551 million compared to $579 million in the prior-year period. Adjusted net income attributable to Aon shareholders increased 7% to $814 million compared to $759 million in the prior-year period.

Conference Call, Presentation Slides, and Webcast Details

The Company will host a conference call on Wednesday, July 29, 2026 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at ir.aon.com.

About Aon
Aon plc (NYSE: AON) exists to shape decisions for the better — to protect and enrich the lives of people around the world. Through actionable analytic insight, globally integrated Risk Capital and Human Capital expertise, and locally relevant solutions, our colleagues provide clients in over 120 countries with the clarity and confidence to make better risk and people decisions that protect and grow their businesses.

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Safe Harbor Statement
This communication contains certain statements related to future results, or states Aon’s intentions, beliefs and expectations or predictions for the future, all of which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of Aon’s operations. All statements, other than statements of historical facts, that address activities, events or developments that Aon expects or anticipates may occur in the future, including such things as our outlook, market and industry conditions, including competitive and pricing trends, the development and performance of our services and products, our cost structure and the outcome of cost-saving or restructuring initiatives, including the impacts of the Accelerating Aon United Program, the integration of NFP, actual or anticipated legal settlement expenses, future capital expenditures, growth in commissions and fees, changes to the composition or level of our revenues, cash flow and liquidity, expected tax rates, expected foreign currency translation impacts, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans, references to future successes, and expectations with respect to the benefits of the acquisition of NFP are forward-looking statements. Also, when Aon uses words such as “anticipate”, “believe”, “continue”, “confidence”, “could”, “estimate”, “expect”, “forecast”, “intend”, “looking forward”, “may”, “might”, “plan”, “potential”, “opportunity”, “commit”, “probably”, “project”, “positioned”, “should”, “will”, “would” or similar expressions, it is making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in or anticipated by the forward-looking statements: changes in the competitive environment, due to macroeconomic conditions or otherwise, or damage to Aon’s reputation; fluctuations in currency exchange, interest, or inflation rates that could impact our financial condition or results; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funded status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt and the terms thereof reducing Aon’s flexibility or increasing borrowing costs; rating agency actions that could limit Aon’s access to capital and our competitive position; volatility in Aon’s global tax rate due to being subject to a variety of different factors, including the application of the OECD’s Pillar Two tax regime by Ireland, the U.K., Singapore, and many E.U. member states, among others, or other pending proposals in those and other countries, which could create volatility in that tax rate; changes in Aon’s accounting estimates or assumptions on Aon’s financial statements; limits on Aon’s subsidiaries’ ability to pay dividends or otherwise make payments to Aon; the impact of legal proceedings and other contingencies, including those arising from or related to acquisition or disposition transactions, errors and omissions and other claims against Aon (including proceeding and contingencies relating to transactions for which capital was arranged by Vesttoo Ltd. or related to actions we may take in being responsible for making decisions on behalf of clients in our investment business or in other advisory services that we currently provide, or may provide in the future); the impact of, and potential challenges in complying with, laws and regulations in the jurisdictions in which Aon operates, particularly given the global nature of Aon’s operations and the possibility of differing or conflicting laws and regulations, or the application or interpretation thereof, across jurisdictions in which Aon does business, including but not limited to in the areas of cybersecurity, data privacy and artificial intelligence; the impact of any regulatory investigations brought in Ireland, the U.K., the U.S. and other countries; failure to protect intellectual property rights or allegations that Aon infringes on the intellectual property rights of others; general economic and political conditions in different countries in which Aon does business around the world; the failure to retain, attract and develop experienced and qualified personnel; international risks associated with our global operations, including geopolitical conflicts, tariffs, sanctions, or changes in trade policies; the effects of natural or human-caused disasters, including the effects of health pandemics and the impacts of climate related events; any system or network disruption or breach resulting in operational interruption or improper disclosure of confidential, personal, or proprietary data, and resulting liabilities or damage to our reputation; Aon’s ability to develop, implement, update and enhance new technology; the actions taken by third parties that perform aspects of Aon’s business operations and client services; Aon’s ability to continue, and the costs and risks associated with, growing, developing and integrating acquired business, and entering into new lines of business or products; Aon’s ability to secure regulatory approval and complete transactions, and the costs and risks associated with the failure to consummate proposed transactions; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; Aon’s ability to develop and implement innovative growth strategies and initiatives intended to yield cost savings (including the Accelerating Aon United Program), and the ability to achieve such growth or cost savings; the effects of Irish law on Aon’s operating flexibility and the enforcement of judgments against Aon; and adverse effects on the market price of Aon’s securities and/or operating results for any reason, including, without limitation, because of a failure to realize the expected benefits of the acquisition of NFP (including anticipated revenue and growth synergies) in the expected timeframe, or at all.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance. The factors identified above are not exhaustive. Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. In addition, results for prior periods are not necessarily indicative of results that may be expected for any future period. Further information concerning Aon and its businesses, including factors that could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2025 for a further discussion of these and other risks and uncertainties applicable to Aon and its businesses. These factors may be revised or supplemented in subsequent reports filed with the SEC. Aon is not under, and expressly disclaims, any obligation to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information not calculated in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), including organic revenue growth, free cash flow, adjusted operating income, adjusted operating margin, adjusted earnings per share, adjusted net income attributable to Aon shareholders, adjusted diluted net income per share (“EPS”), adjusted effective tax rate, adjusted other income (expense), and adjusted income before income taxes that exclude the effects of intangible asset amortization and impairment, Accelerating Aon United Program expenses, contingent consideration, NFP integration costs, certain pension settlements, capital expenditures, and certain other noteworthy items that affected results for the comparable periods.. Organic revenue growth includes the impact of intercompany activity and excludes foreign exchange rate changes, acquisitions (provided that organic revenue growth includes organic growth of an acquired business as calculated assuming that the acquired business was part of the combined company for the same proportion of the relevant prior-year period), divestitures (including held for sale disposal groups, if any, which are adjusted from organic revenue growth upon classification as held-for-sale), transfers between revenue lines, fiduciary investment income, and gains or losses on derivatives accounted for as hedges. Currency impact represents the effect on prior-year period results if they were translated at current period foreign exchange rates. Reconciliations to the closest U.S. GAAP measure for each non-GAAP measure presented in this communication are provided in the attached appendices. Supplemental organic revenue growth information and additional measures that exclude the effects of certain items noted above do not affect net income or any other U.S. GAAP reported amounts. Free cash flow is cash flows from operating activity less capital expenditures. The adjusted effective tax rate excludes the applicable tax impact associated with adjustments previously described, generally at the estimated annual effective tax rate or jurisdictional rate, where appropriate. Beginning in the third quarter of 2024, the adjusted effective tax rate also excludes interest accruals for income tax reserves related to the termination fee payment made in connection with the Company’s terminated proposed combination with Willis Towers Watson. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Management also uses these measures to assess operating performance and performance for compensation. Non-GAAP measures should be viewed in addition to, not in lieu of, Aon’s Consolidated Financial Statements. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments. Aon does not provide a reconciliation of forward-looking non-GAAP measures, such as adjusted operating margin, adjusted other income (expense) and adjusted effective tax rate, where Aon believes such a reconciliation would imply a degree of precision and certainty that could be misleading and is unable to reasonably predict certain items contained in the corresponding GAAP measures without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of Aon's control, or cannot be reasonably predicted. For these reasons, Aon is also unable to address the probable significance of the unavailable information.

Investor Contact:	Media Contact:
Hallie Miller	Will Dunn
investor.relations@aon.com	Toll-free (U.S., Canada and Puerto Rico): +1 833 751 8114
International: +1 312 381 3024
mediainquiries@aon.com

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
(millions, except per share data)	2026	2025	% Change	2026	2025	% Change
Revenue
Total revenue	$4,246	$4,155	2%	$9,280	$8,884	4%
Expenses
Compensation and benefits	2,271	2,360	(4)%	4,664	4,609	1%
Information technology	162	136	19%	306	272	13%
Premises	85	85	—%	166	167	(1)%
Depreciation of fixed assets	49	47	4%	95	93	2%
Amortization and impairment of intangible assets	174	201	(13)%	326	400	(19)%
Other general expense	494	373	32%	905	819	11%
Accelerating Aon United Program expenses	96	94	2%	188	204	(8)%
Total operating expenses	3,331	3,296	1%	6,650	6,564	1%
Operating income	915	859	7%	2,630	2,320	13%
Interest income	5	—	100%	17	5	240%
Interest expense	(179)	(212)	(16)%	(358)	(418)	(14)%
Other income (expense)	(17)	56	(130)%	(12)	46	(126)%
Income before income taxes	724	703	3%	2,277	1,953	17%
Income tax expense (1)	159	109	46%	473	377	25%
Net income	565	594	(5)%	1,804	1,576	14%
Less: Net income attributable to redeemable and nonredeemable noncontrolling interests	14	15	(7)%	41	32	28%
Net income attributable to Aon shareholders	$551	$579	(5)%	$1,763	$1,544	14%

Basic net income per share attributable to Aon shareholders	$2.58	$2.68	(4)%	$8.25	$7.14	16%
Diluted net income per share attributable to Aon shareholders	$2.58	$2.66	(3)%	$8.22	$7.10	16%
Weighted average ordinary shares outstanding - basic	213.2	216.2	(1)%	213.8	216.3	(1)%
Weighted average ordinary shares outstanding - diluted	213.9	217.3	(2)%	214.6	217.6	(1)%
(1)The effective tax rate was 22.0% and 15.5% for the three months ended June 30, 2026 and 2025, respectively, and 20.8% and 19.3% for the six months ended June 30, 2026 and 2025, respectively.

Aon plc
Segment Results (Unaudited)

	Three Months Ended June 30,
	Risk Capital		Human Capital		Corporate/Eliminations (1)		Total Consolidated
(millions, except percentages)	2026	2025	2026	2025	2026	2025	2026	2025
Revenue
Total revenue	$3,006	$2,866	$1,244	$1,291	$(4)	$(2)	$4,246	$4,155
Expenses
Compensation and benefits	1,528	1,541	715	796	28	23	2,271	2,360
Information technology	106	88	51	45	5	3	162	136
Premises	56	54	28	30	1	1	85	85
Other expenses (2)	400	319	283	303	130	93	813	715
Total operating expenses	2,090	2,002	1,077	1,174	164	120	3,331	3,296
Operating income	$916	$864	$167	$117	$(168)	$(122)	$915	$859
Operating margin	30.5%	30.1%	13.4%	9.1%			21.5%	20.7%

	Six Months Ended June 30,
	Risk Capital		Human Capital		Corporate/Eliminations (1)		Total Consolidated
(millions, except percentages)	2026	2025	2026	2025	2026	2025	2026	2025
Revenue
Total revenue	$6,508	$6,057	$2,783	$2,836	$(11)	$(9)	$9,280	$8,884
Expenses
Compensation and benefits	3,160	3,002	1,474	1,570	30	37	4,664	4,609
Information technology	202	178	97	90	7	4	306	272
Premises	109	106	55	59	2	2	166	167
Other expenses (2)	739	710	547	597	228	209	1,514	1,516
Total operating expenses	4,210	3,996	2,173	2,316	267	252	6,650	6,564
Operating income	$2,298	$2,061	$610	$520	$(278)	$(261)	$2,630	$2,320
Operating margin	35.3%	34.0%	21.9%	18.3%			28.3%	26.1%
(1)Corporate expenses/eliminations include governance costs, post-retirement benefits, and other costs that are not directly attributable to a specific segment.
(2)Includes expenses related to depreciation of fixed assets, amortization and impairment of intangible assets, Accelerating Aon United Program expenses, and other general expenses.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow (Unaudited)
Organic Revenue Growth (Unaudited)

	Three Months Ended June 30,
(millions, except percentages)	2026	2025	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Risk Capital Revenue:
Commercial Risk Solutions	$2,295	$2,178	5%	1%	—%	(1)%	5%
Reinsurance Solutions	711	688	3	—	—	(2)	5
Human Capital Revenue:
Health Solutions	818	772	6	1	—	—	5
Wealth Solutions	426	519	(18)	1	—	(24)	5
Eliminations	(4)	(2)	N/A	N/A	N/A	N/A	N/A
Total revenue	$4,246	$4,155	2%	1%	—%	(4)%	5%

	Six Months Ended June 30,
(millions, except percentages)	2026	2025	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Risk Capital Revenue:
Commercial Risk Solutions	$4,518	$4,180	8%	3%	—%	(1)%	6%
Reinsurance Solutions	1,990	1,877	6	2	—	—	4
Human Capital Revenue:
Health Solutions	1,937	1,798	8	3	—	—	5
Wealth Solutions	846	1,038	(18)	2	—	(23)	3
Eliminations	(11)	(9)	N/A	N/A	N/A	N/A	N/A
Total revenue	$9,280	$8,884	4%	3%	—%	(4)%	5%
(1)Currency impact represents the effect on prior-year period results if they were translated at current period foreign exchange rates.
(2)Fiduciary investment income for the three months ended June 30, 2026 and 2025 was $58 million and $66 million, respectively. Fiduciary investment income for the six months ended June 30, 2026 and 2025 was $113 million and $133 million, respectively.
(3)Organic revenue growth includes the impact of certain intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions (provided that organic revenue growth includes organic growth of an acquired business as calculated assuming that the acquired business was part of the combined company for the same proportion of the relevant prior-year period), divestitures (including held for sale disposal groups, if any), transfers between revenue lines, and gains or losses on derivatives accounted for as hedges.
Free Cash Flow (Unaudited)

	Three Months Ended June 30,
(millions)	2026	2025	% Change
Cash Provided by Operating Activities	$556	$796	(30)%
Capital Expenditures	(73)	(64)	14%
Free Cash Flow (1)	$483	$732	(34)%

	Six Months Ended June 30,
(millions)	2026	2025	% Change
Cash Provided by Operating Activities	$986	$936	5%
Capital Expenditures	(140)	(120)	17%
Free Cash Flow (1)	$846	$816	4%
(1)Free cash flow is defined as cash flows from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income and Operating Margin (Unaudited) (1)

	Three Months Ended June 30,
	Risk Capital		Human Capital		Corporate/Eliminations (2)		Total Consolidated
(millions, except percentages)	2026	2025	2026	2025	2026	2025	2026	2025
Revenue	$3,006	$2,866	$1,244	$1,291	$(4)	$(2)	$4,246	$4,155

Operating income	$916	$864	$167	$117	$(168)	$(122)	$915	$859
Amortization and impairment of intangible assets	88	86	86	115	—	—	174	201
Change in the fair value of contingent consideration	3	(9)	6	(1)	—	—	9	(10)
Accelerating Aon United Program expenses (3)	14	32	(1)	6	83	56	96	94
Integration costs (4)	7	3	10	9	16	15	33	27
Adjusted operating income	$1,028	$976	$268	$246	$(69)	$(51)	$1,227	$1,171
Operating margin	30.5%	30.1%	13.4%	9.1%			21.5%	20.7%
Adjusted operating margin	34.2%	34.1%	21.5%	19.1%			28.9%	28.2%

	Six Months Ended June 30, 2026
	Risk Capital		Human Capital		Corporate/Eliminations (2)		Total Consolidated
(millions, except percentages)	2026	2025	2026	2025	2026	2025	2026	2025
Revenue	$6,508	$6,057	$2,783	$2,836	$(11)	$(9)	$9,280	$8,884

Operating income	$2,298	$2,061	$610	$520	$(278)	$(261)	$2,630	$2,320
Amortization and impairment of intangible assets	161	170	165	230	—	—	326	400
Change in the fair value of contingent consideration	(2)	(3)	6	10	—	—	4	7
Accelerating Aon United Program expenses (3)	33	51	4	10	151	143	188	204
Integration costs (4)	8	14	12	21	25	21	45	56
Adjusted operating income	$2,498	$2,293	$797	$791	$(102)	$(97)	$3,193	$2,987
Operating margin	35.3%	34.0%	21.9%	18.3%			28.3%	26.1%
Adjusted operating margin	38.4%	37.9%	28.6%	27.9%			34.4%	33.6%
(1)Certain noteworthy items impacting operating income in the three and six months ended June 30, 2026 and 2025 are described in this reconciliation. The items shown with the caption “adjusted” are non-GAAP measures.
(2)Corporate expenses/eliminations include governance costs, post-retirement benefits, and other costs that are not directly attributable to a specific segment.
(3)Total Accelerating Aon United Program expenses include technology-related costs to facilitate streamlining and simplifying operations, headcount reduction costs, and costs associated with asset impairments, including real estate consolidation.
(4)The NFP transaction has continued to result in certain non-recurring integration costs associated with colleague severance, retention bonus awards, termination of redundant third-party agreements, costs associated with legal entity rationalization, and professional or consulting fees related to alignment of management processes and controls, as well as costs associated with the assessment of NFP information technology environment and security protocols. Integration costs related to the NFP acquisition were substantially completed at June 30, 2026.

Aon plc
Reconciliation of Non-GAAP Measures - Diluted Earnings Per Share (Unaudited) (1)

(millions, except percentages)	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	% Change	2026		2025	% Change
Operating income	$915	$859	7%	$2,630		$2,320	13%
Adjusted operating income (2)	1,227	1,171	5%	3,193		2,987	7%
Interest income	5	—	100%	17		5	240%
Interest expense	(179)	(212)	(16)%	(358)		(418)	(14)%
Other income (expense) (3)	(17)	56	(130)%	(12)		46	(126)%
Less: Certain deferred consideration (4)	—	88	(100)%	—		108	(100)%
Less: Gains from disposition of certain business (5)	—	—	—%	20		—	100%
Adjusted other income (expense)	$(17)	$(32)	(47)%	$(32)		$(62)	(48)%
Adjusted income before income taxes	1,036	927	12%	2,820		2,512	12%
Adjusted income tax expense (6)	208	153	36%	570		485	18%
Adjusted net income	828	774	7%	2,250	—	2,027	11%
Less: Net income attributable to redeemable and nonredeemable noncontrolling interests	14	15	(7)%	41		32	28%
Adjusted net income attributable to Aon shareholders	$814	$759	7%	$2,209	$—	$1,995	11%
Adjusted diluted net income per share attributable to Aon shareholders	$3.81	$3.49	9%	$10.29		$9.17	12%
Weighted average ordinary shares outstanding - diluted	213.9	217.3	(2)%	214.6		217.6	(1)%
Effective tax rates (6)
U.S. GAAP	22.0%	15.5%		20.8%		19.3%
Non-GAAP	20.1%	16.5%		20.2%		19.3%
(1)Certain noteworthy items impacting operating income in the three and six months ended June 30, 2026 and 2025 are described in this schedule. The items shown with the caption “adjusted” are non-GAAP financial measures.
(2)Refer to the previous page for a reconciliation of Operating income and Adjusted operating income.
(3)Other Income (expense) includes $15 million and $21 million of net periodic pension expense for the three months ended June 30, 2026 and 2025, respectively. Other Income (expense) includes $30 million and $44 million of net periodic pension expense for the six months ended June 30, 2026 and 2025, respectively.
(4)During the three and six months ended June 30, 2025, gains of $88 million and $108 million were recognized, respectively. These gains related to deferred consideration from the affiliates of The Blackstone Group L.P. and the other designated purchasers related to a divestiture completed in a prior year period and were excluded from Adjusted other income (expense).
(5)During the six months ended June 30, 2026, Aon recognized a $20 million gain related to the prior-year sale of a significant majority of NFP's Wealth business, all of which was recognized in the first quarter of 2026.
(6)Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with Accelerating Aon United Program expenses, deferred consideration from a prior year sale of business, certain integration costs related to the acquisition of NFP, additional gain from the disposal of the NFP Wealth business, and changes in the fair value of contingent consideration, which are adjusted at the related jurisdictional rate. The tax adjustment also excludes interest accruals for income tax reserves related to the termination fee payment made in connection with the Company’s terminated proposed combination with Willis Towers Watson.

Aon plc
Condensed Consolidated Statements of Financial Position

	As of
	(Unaudited)
(millions)	June 30, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$1,062	$1,195
Short-term investments	205	1,603
Receivables, net	5,348	4,209
Fiduciary assets (1)	20,698	17,889
Other current assets	801	878
Total current assets	28,114	25,774
Goodwill	15,884	15,797
Intangible assets, net	5,657	5,727
Fixed assets, net	761	702
Operating lease right-of-use assets	750	677
Deferred tax assets	770	748
Prepaid pension	596	603
Other non-current assets	815	756
Total assets	$53,347	$50,784

Liabilities, redeemable noncontrolling interests, and equity
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$2,266	$2,861
Short-term debt and current portion of long-term debt	2,020	589
Fiduciary liabilities	20,698	17,889
Other current liabilities	2,242	1,887
Total current liabilities	27,226	23,226
Long-term debt	12,947	14,660
Non-current operating lease liabilities	730	641
Deferred tax liabilities	342	340
Pension, other postretirement, and postemployment liabilities	1,002	1,084
Other non-current liabilities	1,390	1,285
Total liabilities	43,637	41,236

Redeemable noncontrolling interests	24	89

Equity
Ordinary shares - $0.01 nominal value Authorized: 500.0 shares (issued: at June 30, 2026 - 212.0; at December 31, 2025 - 214.5)	2	2
Additional paid-in capital	13,500	13,438
Retained earnings (Accumulated deficit)	82	(245)
Accumulated other comprehensive loss	(3,986)	(3,843)
Total Aon shareholders' equity	9,598	9,352
Nonredeemable noncontrolling interests	88	107
Total equity	9,686	9,459
Total liabilities, redeemable noncontrolling interests and equity	$53,347	$50,784
(1)Includes cash and short-term investments of $8.0 billion and $7.4 billion as of June 30, 2026 and December 31, 2025, respectively.

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(millions)	2026	2025
Cash flows from operating activities
Net income	$1,804	$1,576
Adjustments to reconcile net income to cash provided by operating activities:
Gain from sales of businesses	(20)	—
Depreciation of fixed assets	95	93
Amortization and impairment of intangible assets	326	400
Share-based compensation expense	204	266
Deferred income taxes	(90)	(242)
Other, net	1	(111)
Change in assets and liabilities:
Receivables, net	(1,180)	(902)
Accounts payable and accrued liabilities	(605)	(738)
Accelerating Aon United Program liabilities	24	15
Current income taxes	(69)	(73)
Pension, other postretirement and postemployment liabilities	(23)	(12)
Other assets and liabilities	519	664
Cash provided by operating activities	986	936
Cash flows from investing activities
Proceeds from investments	33	71
Purchases of investments	(36)	(42)
Net sales (purchases) of short-term investments - non fiduciary	1,394	(153)
Acquisition of businesses, net of cash and funds held on behalf of clients	(322)	(143)
Sale of businesses, net of cash and funds held on behalf of clients	21	119
Capital expenditures	(140)	(120)
Cash provided by (used for) investing activities	950	(268)
Cash flows from financing activities
Share repurchase	(1,100)	(500)
Proceeds from issuance of shares	28	33
Cash paid for employee taxes on withholding shares	(141)	(194)
Commercial paper issuances, net of repayments	297	480
Repayment of debt	(593)	(300)
Increase in fiduciary liabilities, net of fiduciary receivables	710	569
Cash dividends to shareholders	(337)	(308)
Redeemable and nonredeemable noncontrolling interests, and other financing activities	(163)	(153)
Cash used for financing activities	(1,299)	(373)
Effect of exchange rates on cash and cash equivalents and funds held on behalf of clients	(147)	696
Net increase in cash and cash equivalents and funds held on behalf of clients	490	991
Cash, cash equivalents and funds held on behalf of clients at beginning of period	8,573	8,333
Cash, cash equivalents and funds held on behalf of clients at end of period	$9,063	$9,324
Reconciliation of cash and cash equivalents and funds held on behalf of clients:
Cash and cash equivalents	$1,062	$1,008
Cash and cash equivalents and funds held on behalf of clients classified as held for sale	—	1
Funds held on behalf of clients	8,001	8,315
Total cash and cash equivalents and funds held on behalf of clients	$9,063	$9,324